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                                                                    Exhibit 23.1



                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ambassador Apartments, Inc. (formerly Prime Residential, Inc.) (the "Company") Stock Incentive Plan and Amendment No. 1 to the Company's Registration Statement (Form S-3) and related Prospectus for the registration of 101,655 shares of its common stock of our report dated January 27, 1997 (except Note 15 , as to which the date is March 13, 1997 and Note 2(J), as to which the date is March 31, 1997) with respect to the consolidated financial statements and schedule of Ambassador Apartments, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1996


                                                             Ernst & Young LLP

Chicago, Illinois
March 31, 1997